EXHIBIT 23.1

BARBIER FRINAULT & AUTRES ERNST & YOUNG Commissaire aux Comptes Membres de la Compagnie de Versailles 41, rue Ybry 92576 Neuilly-sur-Seine Cedex	DELOITTE TOUCHE TOHMATSU-AUDIT Commissaire aux Comptes Membres de la Compagnie de Versailles 185, avenue Charles de Gaulle BP 136 92203 Neuilly-sur-Seine Cedex

Consent of Independent Registered Public Accounting Firms

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, for 100,000 ordinary shares, (nominal value Euro 2 per share) pertaining to the Suez “Spring 2004 Plan”, of our report dated June 22, 2004, included in Suez’s Annual Report on Form 20-F for the year ended December 31, 2003 File No. 1-15232, filed on June 28, 2004.

Neuilly-sur-Seine, 31 August 2004

/s/ Christian Chochon	/s/ Jean-Paul Picard
BARBIER FRINAULT & AUTRES ERNST & YOUNG Christian Chochon	DELOITTE TOUCHE TOHMATSU-AUDIT Jean-Paul Picard

Exh. 23.1-1